Moody National Reit I, Inc. 8-K

EXHIBIT 10.7

PROMISSORY NOTE

$11,483,279.54	May 5, 2011

MNHP NOTE HOLDER, LLC, a Delaware limited liability company (“Maker”), For Value Received, promises and agrees to pay in installments, and as provided below, to the order of PATRIOT BANK, a Texas banking association (which together with its successors and assigns and any subsequent owners and holders of this Promissory Note [the “Note”] is called “Payee”) at its banking quarters located at 7500 San Felipe, Suite 125, Harris County, Houston, Texas 77063, or at such other address as Payee may specify in writing from time to time, the principal sum of ELEVEN MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND TWO HUNDRED SEVENTY-NINE AND 54/100 DOLLARS ($11,483,279.54), together with interest thereon from and after the date of this Note until May 5, 2018 (the “Maturity Date”), at the Stated Rate (hereinafter defined), but in no event to exceed the Maximum Rate (hereinafter defined); with adjustments to the Stated Rate to be made pursuant to the schedule set forth below, and adjustments due to changes in the Maximum Rate to be made on the effective date of any change in the Maximum Rate; such interest payable as it accrues on the maturity date of each of the installments described below, on the then unpaid principal amount of this Note.

FOR THE purposes of this Note, “Stated Rate” means the following:

(i)	until the First Change Date (as hereinafter defined), a fixed rate of three percent (3.00%) per annum;

(ii)
beginning on the First Change Date and continuing until the Second Change Date (as hereinafter defined), a fixed rate equal to (a) the Prime Rate (as hereinafter defined) in effect as of the First Change Date, minus (b) one-quarter percent (0.25%) (hereinafter called the “Margin Percentage”); and

(iii)	beginning on the Second Change Date and continuing through the Maturity Date, a fixed rate equal to (a) the Prime Rate in effect as of the Second Change Date, minus (b) the Margin Percentage.

FOR THE purposes of this Note, “Prime Rate” means that variable rate of interest per annum published in the Money Rates section of the Wall Street Journal from time to time as the “Prime rate” for the U.S.  This rate is a composite or the highest of any range of rates set by financial institutions selected by the Wall Street Journal.  These financial institutions set their respective “prime rates” as a general reference rate of interest, taking into account such factors as they may deem appropriate, it being understood that many of their commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that they and Payee may make various commercial or other loans at rates of interest having no relationship to such rate.  If for any reason the Prime Rate ceases to exist or to be readily available, then Payee may replace and substitute the Prime Rate and the Margin Percentage with a different index and margin percentage that historically has yielded, or that Payee believes prospectively will yield, an interest rate on this Note comparable to the Prime Rate plus the Margin Percentage.

ALL PAYMENTS of interest will be computed on the per annum basis of a year of 360 days and for the actual number of days elapsed unless such calculation would result in a usurious rate, in which case interest will be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.

NOTWITHSTANDING anything to the contrary contained herein, if at any time the Stated Rate exceeds the Maximum Rate, the rate of interest accruing on this Note will be limited to the Maximum Rate, but any subsequent reductions in the Prime Rate will not reduce the rate of interest accruing on this Note below the Maximum Rate until the total amount of interest accrued on this Note equals the amount of interest that would have accrued if a varying rate per annum equal to the Stated Rate had at all times been in effect.

THIS NOTE is due and payable in eighty-four (84) monthly installments, the first (1st) through fourteenth (14th) monthly installments of principal including accrued interest being in the amount of FIFTY-FOUR THOUSAND SEVEN HUNDRED FOUR AND 16/100 DOLLARS ($54,704.16) each, the fifteenth (15th) through the eighty-third (83rd) monthly installments of principal including accrued interest being calculated and adjusted as set forth in the following paragraph, and the eighty-fourth (84th) and final installment being in the amount of the balance of principal and accrued interest then due on this Note.  The first such installment is due and payable on June 21, 2011, and the remaining installments are due and payable in consecutive order on the same day of each and every succeeding calendar month thereafter until the Maturity Date, when all sums called for under this Note shall be due and payable in full.

NOTWITHSTANDING the interest rate and payment amounts specified above, (a) on August 21, 2012 (the “First Change Date”), the interest rate charged under this Note will be increased or decreased to equal the Stated Rate as of the First Change Date (but in no event to exceed the Maximum Rate), and (b) on August 21, 2015 (the “Second Change Date”), the interest rate charged under this Note will be increased or decreased to equal the Stated Rate as of the Second Change Date (but in no event to exceed the Maximum Rate).  Following the First Change Date and the Second Change Date, the monthly installments of principal and interest will be increased or decreased to an amount sufficient to fully amortize the remaining principal balance and interest thereon at the then-current Stated Rate over a period ending twenty-five (25) years from the date of this Note at the new interest rate.  Payee will give written notice to Maker of any changes in the interest rate and payments and Payee will use commercially reasonable efforts to provide such notice to Maker no later than five (5) business days prior to the relevant change date.  Such notice will be considered as given when deposited in the United States mail, postage prepaid, addressed to Maker at the address specified in the Deed of Trust referred to below.

MAKER may prepay the principal of this Note, in whole or in part, at any time without penalty or premium.  Accrued and unpaid interest with respect to any principal amount prepaid is due and payable on the date of such prepayment.  All amounts of principal so prepaid and received by Payee will be applied to the last maturing installments of this Note in their inverse order of maturity.

ALL SUMS payable or to be payable under this Note must be paid in lawful money of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts.  All sums paid on this Note will be applied first to accrued and unpaid interest and the balance, if any, to unpaid principal.  Whenever any payment to be made under this Note is stated to be due on a Saturday, Sunday or legal holiday for commercial banks under applicable law, then such payment is due and may be made on the next succeeding business day, and such extension of time will be included in the computation of payment of interest under this Note.  In the event payments under this Note are required to be made on the 29th, 30th, or 31st day of the month and a month has fewer days than the payment date, the payment date for such month will be the last day of the month.  Any check, draft, negotiable order of withdrawal, money order or other instrument given in payment of all or any portion of this Note may be accepted by Payee and handled in collection in the customary manner, but will not constitute payment under this Note or diminish any rights of Payee except to the extent that actual cash proceeds of any instrument are unconditionally received by Payee.

ALL PAST due principal and interest will bear interest from the date due until paid at the Maximum Rate.  The “Maximum Rate” means the maximum non-usurious rate of interest per annum permitted by whichever of applicable laws of the United States of America or Texas permit the higher interest rate, including to the extent permitted by applicable laws, any future amendments of such laws or any new laws coming into effect in the future to the extent a higher rate of interest is permitted by any such amendment or new law; provided, however, that if applicable laws do not provide for a maximum non-usurious rate of interest (for example, a loan secured by a first lien on residential real estate), then the Maximum Rate means eighteen percent (18%) per annum.  The Maximum Rate will be applied by taking into account all amounts characterized by applicable law as interest on the debt evidenced by this Note, so that the aggregate of all interest does not exceed the maximum non-usurious amount permitted by applicable law.  In addition, Payee may charge and collect a late fee of five percent (5%) of any scheduled installment that is more than ten (10) days past due.

THE PAYMENT of this Note is secured by, among other things: (a) a Collateral Assignment of Note and Liens of even date herewith from Maker to Payee, and (b) Guaranty Agreements of even date herewith from Moody National Realty Company, L.P., a Texas limited partnership (“MNRC”), Moody National Mortgage Corporation, a Texas corporation (“MNMC”), Brett C. Moody and Moody National Management, L.P., a Texas limited partnership (“MNM”) to Payee.  This Note, the Commercial Loan Agreement (the “Loan Agreement”) of even date herewith between Maker, Payee, MNRC, MNMC, MNM and Brett C. Moody, and any document, instrument or agreement executed in connection with, or as security for, this Note including, without limitation, the documents referred to in this paragraph, shall be referred to hereinafter as the “Loan Documents”.

AN “Event of Default” as that term is defined under the Loan Agreement shall constitute an “Event of Default” under this Note.  Upon the occurrence and during the continuance of an Event of Default, at the option of Payee, this Note and any and all other indebtedness of Maker to Payee, will become and be due and payable forthwith without demand, notice of default, notice of intent to accelerate the maturity of this Note, notice of acceleration of the maturity of this Note, notice of non-payment, presentment, protest or notice of dishonor, all of which are expressly waived by Maker and each other liable party. Payee’s failure to exercise this option upon any default does not waive the right to exercise it in the event of any subsequent default.

NEITHER the failure to exercise, nor delay in exercising, Payee’s right to accelerate the maturity of this Note or any other right, power or remedy upon any default may be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at any time.  No single or partial exercise by Payee of any right, power or remedy exhausts the same or precludes any other or further exercise thereof, and every such right, power or remedy may be exercised at any time and from time to time.  All remedies provided for in the Loan Documents are cumulative of each other and of any and all other remedies existing at law or in equity, and Payee is, in addition to the remedies provided in the Loan Documents, entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for the collection of the indebtedness owing under this Note.  The resort to any remedy provided for under the Loan Documents, or provided for by law or in equity will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.  Without limiting the generality of the foregoing provisions, Payee’s acceptance from time to time of any payment under this Note that is past due or that is less than the payment in full of all amounts due and payable at the time of such payment, will not (a) constitute a waiver of or impair or extinguish the rights of Payee to accelerate the maturity of this Note or to exercise any other right, power or remedy at that time or at any subsequent time, or nullify any prior exercise of any such right, power or remedy, (b) constitute a waiver of the requirement of punctual payment and performance, or (c) constitute a novation in any respect.

IF MORE than one person or entity executes this Note as Maker, all of said parties are jointly and severally liable for payment of the indebtedness evidenced by this Note.  Maker and each other liable party:

(a)
waive demand, presentment for payment, notice of dishonor, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of intent to foreclose, notice of acceleration and all other notices (except only for any notices that are specifically required by any of the Loan Documents), filing of suit and diligence in collection of this Note or enforcing any of the security for this Note;

(b)	agree to any substitution, subordination, exchange, release or impairment of any security or the release of any party primarily or secondarily liable on this Note;

(c)
agree that Payee is not required first to institute suit or exhaust its remedies against Maker, any other liable party, or others liable or to become liable on this Note or to enforce its rights against them or any security for this Note;

(d)
consent to any extension or postponement of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect to this Note, without notice thereof to any of them; and

(e)	submit (and waive all rights to object) to personal jurisdiction in the State of Texas, and venue in Harris County, Texas, for the enforcement of any and all obligations under the Loan Documents.

Maker agrees to provide, or cause to be provided, forthwith to Payee, all information requested by Payee concerning or relating to any security for this Note and the financial status of Maker and any other liable party.

IF PAYEE retains an attorney in connection with any default or at maturity or to collect, enforce or defend this Note or any of the other Loan Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, including a garnishment that affects Maker, any other liable party or any collateral described in or secured by the Loan Documents, or if Maker sues Payee in connection with this Note or any of the other Loan Documents and does not prevail, then Maker agrees to pay to Payee, in addition to principal and interest, all reasonable costs and expenses incurred by Payee in trying to collect this Note or in any such suit or proceeding, including reasonable attorneys’ fees.

MAKER and each other liable party acknowledges and agrees that Payee may, at any time, without the consent of or notice to Maker or any other liable party, assign, sell, transfer or grant participations in all or part of the obligations of Maker evidenced by this Note, together with any liens or collateral securing the payment of this Note.  Payee may disseminate to any assignee, purchaser, transferee or participant or prospective assignee, purchaser, transferee or participant any information that Payee has pertaining to the loan evidenced by this Note, including without limitation, any information regarding Maker, any other liable party, or any property owned or held by Maker or any other liable party or offered as security for or securing the loan evidenced by this Note.

THIS NOTE and the other Loan Documents set forth the entire agreement of the parties.  There are no oral conditions, representations, agreements or commitments affecting this Note, the other Loan Documents, and other loans or advances that Payee has made or may make to Maker.  Payee has made no oral commitments or agreements to advance monies or make additional loans to Maker.  No extension or variation in the terms of payment of this Note, and no release of personal liability and/or collateral securing this Note, and no satisfaction of this Note in whole or in part in exchange for collateral or otherwise, is binding on Payee unless the same is in writing signed by an authorized officer of Payee.

MAKER grants to Payee a first lien and security interest on all deposits and other sums at any time credited by or due from Payee to Maker, as collateral security for the payment of this Note.  Payee, at its option, may at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice and without any liability, retain all or any part of any such deposits or other sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from Payee to or against any sums due on this Note in any manner and in any order of preference that Payee, in its sole discretion, chooses.  Notwithstanding the foregoing, Payee shall have no security interest in or right of setoff with respect to any accounts or deposits held by any related third party.

PAYEE, Maker and all other liable parties intend to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between Payee, Maker and all other liable parties (and any other party liable with respect to any indebtedness under the Loan Documents) are limited by the provisions of this paragraph, which override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, without limitation, a payoff quote or other statement of the balance owing, prepayment, default, demand for payment, or acceleration of the maturity of any obligation), will the interest contracted for, charged or received under this Note or otherwise, exceed the Maximum Rate.  If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Rate, any such construction is subject to the provisions of this paragraph and such document is automatically reformed and the interest payable is automatically reduced to the Maximum Rate, without the necessity of execution of any amendment or new document.  If Payee ever receives anything of value that is characterized as interest under applicable law and that would apart from this provision be in excess of the Maximum Rate, then an amount equal to the amount that would have been excessive interest will, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced by this Note in the inverse order of its maturity and not to the payment of interest, or, at the option of Payee, be refunded to Maker or the other payor thereof if and to the extent of such amount that would have been excessive exceeds such unpaid principal.  The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Payee does not intend to charge or receive any unearned interest in the event of acceleration.  All interest paid or agreed to be paid to Payee will, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest or amount of such indebtedness does not exceed the maximum permitted by applicable law.

THIS NOTE binds and inures to the benefit of Maker and Payee and their respective heirs, legal representatives, successors and assigns. Maker may not assign this Note or any loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Payee in each instance.

MAKER EXPRESSLY acknowledges, understands and agrees that Payee's document retention policy involves the imaging of the Loan Documents and the destruction of the paper originals thereof.  In connection therewith, Maker hereby waives any and all rights Maker have or may have to claim, for any and all purposes whatsoever, that the imaged copies of the Loan Documents are not originals thereof.

THIS NOTE shall be deemed to be an obligation made under, and shall be construed in accordance with and governed by, the laws of the State of Texas.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PAYEE AND THE MAKER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PAYEE AND THE MAKER.  THE MAKER WAIVES THE REQUIREMENT, IF ANY, SET FORTH IN TEXAS BUSINESS & COMMERCE CODE §26.02, AS AMENDED, THAT THE PAYEE EXECUTE THIS INSTRUMENT WITH RESPECT TO THE DISCLAIMER OF ORAL AGREEMENTS SET FORTH IN THIS PARAGRAPH TO THE EXTENT PERMITTED BY APPLICABLE LAW.  THE MAKER ACKNOWLEDGES THAT THE PAYEE HAS CONSPICUOUSLY POSTED NOTICES INFORMING THE MAKER OF THE PROVISIONS SET FORTH IN TEXAS BUSINESS & COMMERCE CODE §26.02, AS AMENDED.

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SIGNATURE PAGE FOLLOWS.]

Maker has duly executed this Note as of this the 3rd day of June, 2011, but effective as of the day and year hereinabove set forth.

MAKER:

MNHP NOTE HOLDER, LLC, a Delaware limited liability company

By:	MOODY NATIONAL OPERATING PARTNERSHIIP I, L.P., a Delaware limited partnership, its Manager

By:	MOODY NATIONAL REIT I, INC., a Maryland corporation, its General Partner

By:	/s/ Brett C. Moody
Brett C. Moody, CEO

Signature Page of Promissory Note